Exhibit 10.1

AMENDMENT TO LOAN DOCUMENTS

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into as of January 29, 2016, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 175 Technology Drive, Suite 150, Irvine, CA 92618.

RECITALS

A.                                    Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as amended, modified, supplemented or restated, the “Loan Agreement”) in effect between Bank and Borrower.

B.                                    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.                                    Bank has agreed to so amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                      Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                                      Amendments to Loan Documents.  The Loan Agreement is amended as follows, effective on the date hereof (except where a different effective date is specified below):

2.1                               Limited Waiver Regarding AQR Defaults.  Borrower has advised Bank that Borrower has failed to comply with the Adjusted Quick Ratio Financial Covenant set forth in Section 6.9(a) of the Loan Agreement for the compliance periods ending September 30, 2015 and October 31, 2015 (collectively, the “AQR Defaults”). Borrower hereby acknowledges the AQR Defaults.  Bank and Borrower agree that the Borrower’s AQR Defaults are hereby irrevocably waived.  It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future these covenants or any other provision or term of the Loan Agreement or any related document.

2.2                               Limited Waiver Regarding TNW Defaults.  Borrower has advised Bank that Borrower has failed to comply with the Tangible Net Worth Financial Covenant set forth in Section 6.9(b) of the Loan Agreement for the compliance periods ending October 31, 2015 and November 30, 2015 (collectively, the “TNW Defaults”).

Borrower hereby acknowledges the TNW Defaults.  Bank and Borrower agree that the Borrower’s TNW Defaults are hereby irrevocably waived.  It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future these covenants or any other provision or term of the Loan Agreement or any related document.

2.3                               Deletion of Float.  The following language set forth in Section 2.3(f) of the Loan Agreement that currently reads as follows:

In addition, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to three (3) Business Days interest, at the interest rate applicable to the Advances whether or not any Advances are outstanding, on all Payments received by Bank.  Such float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement.  The float charge for each month shall be payable on the last day of the month.

is hereby deleted.

2.4                               Modified Adjusted Quick Ratio. Section 6.9(a) of the Loan Agreement is hereby amended in its entirety to read as follows, effective as of December 1, 2015:

(a)                                 Adjusted Quick Ratio.  An Adjusted Quick Ratio of at least 1.25 to 1.00.  As used herein, the term “Adjusted Quick Ratio” means, as of any date of determination and with respect to Borrower, the ratio of (i) the sum of (y) Borrower’s cash and Cash Equivalents that are unencumbered (except for Bank’s security interest) and unrestricted, plus (z) the aggregate net amount of Accounts (as shown on Borrower’s balance sheet), to (ii) the sum of (y) Borrower’s Current Liabilities less (z) deferred NRE and deferred licensing revenue (determined in accordance with GAAP).

2.5                               Deletion of Tangible Net Worth Financial Covenant.  Section 6.9(b) of the Loan Agreement is hereby amended in its entirety to read as follows effective as of December 1, 2015:

(b)                                 Tangible Net Worth.  [Omitted].

2.6                               Modified Definition of Prime Rate.  The definition of “Prime Rate” set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

2.7                               Modified Definition of Revolving Line Maturity Date.  The definition of “Revolving Line Maturity Date” set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Revolving Line Maturity Date” is January 30, 2017.

2.8                               Modified Exhibit B.  Exhibit B to the Loan Agreement is hereby amended in its entirety to read as set forth in Exhibit B attached hereto.

3.                                      Limitation of Amendments.

3.1                               The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2                               This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents (as amended by this Amendment, as applicable) are hereby ratified and confirmed and shall remain in full force and effect.

4.                                      Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1                               Immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, or except as otherwise previously disclosed in writing by Borrower to Bank), and (b) no Event of Default has occurred and is continuing;

4.2                               Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

4.3                               The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been otherwise amended, supplemented or restated and are and continue to be in full force and effect;

4.4                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

4.5                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6                               The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7                               This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                                      Release by Borrower.  Borrower hereby agree as follows:

5.1                               FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2                               In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” (Emphasis added.)

5.3                               By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4                               This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5                               Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)                                 Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)                                 Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)                                  The terms of this Amendment are contractual and not a mere recital.

(d)                                 This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e)                                  Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6.                                      Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.

7.                                      Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.                                      Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $25,000.  The above-mentioned fee shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Netlist, Inc.

By:	/s/Andrew Skalitzky	By:	/s/ Gail Sasaki
Name: Andrew Skalitzky		Name: Gail Sakaki
Title: Vice President		Title: CFO